SUB-ITEM 77 C:  Submission of
matters to a vote of security holders

A Special Meeting of Shareholders of
Cash Trust Series, Inc. was held on
August 5, 2008.  The following
items, which are required to be reported
under this SUB-ITEM 77C, were
voted on at the meeting:
1. Revisions to Fundamental
Concentration Investment Limitation
	Shares voted affirmatively 	2,352,611,957
	Shares voted negatively 	375,300,239
	Shares abstaining 		281,425,105
The Definitive Proxy Statement for this
Special Meeting was filed with the Securities and Exchange
Commission on April 15, 2008, and is
incorporated by reference. File No. 811-05843